P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
July 23, 2019		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS QUARTERLY NET INCOME
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the quarter ended June 30, 2019. Net income totaled $9.6 million for the second quarter of 2019, representing earnings per diluted common share of $0.46. In comparison, earnings per diluted common share were $0.73 for the first quarter of 2019 and $0.41 for the second quarter of 2018. For the six months ended June 30, 2019, earnings per diluted common share were $1.19, compared to $1.04 for the six months ended June 30, 2018. Acquisition-related costs negatively impacted earnings per diluted common share by $0.28, $0.01, and $0.25 during the second quarter of 2019, first quarter of 2019, and second quarter of 2018, respectively, and by $0.29 and $0.27 during the first six months of 2019 and 2018, respectively.
On April 12, 2019, Peoples completed the previously-announced merger with First Prestonsburg Bancshares Inc. ("First Prestonsburg"). First Prestonsburg merged into Peoples, and First Prestonsburg's wholly-owned subsidiary, First Commonwealth Bank of Prestonsburg Inc. ("First Commonwealth"), which operated nine full-service bank branches in eastern and central Kentucky, merged into Peoples Bank. As of April 12, 2019, First Prestonsburg had $294.1 million in total assets, which included $130.4 million in total loans, and $257.2 million in total deposits, after preliminary fair value adjustments. Consideration of $43.7 million was paid in the merger, of which $11.3 million was in the form of a special cash dividend paid to shareholders of First Prestonsburg prior to the merger, with the remainder paid in the form of an aggregate of 1,005,478 Peoples common shares.
"During the second quarter of 2019, we completed our acquisition of First Prestonsburg and grew net interest income by 6% compared to the first quarter of 2019," said Chuck Sulerzyski, President and Chief Executive Officer. "We are excited about the new capabilities and product offerings available to our new customers as a result of the acquisition. For the first six months of 2019, net interest margin grew to 3.78%, compared to 3.70% for the same period of 2018. Non-interest income was also a highlight for the first six months of 2019 as we have grown those sources of income by 9% over the same 2018 period. Asset quality remains strong, with annualized net charge-offs at 3 basis points of average total loans for the quarter. We are committed to maintaining focus on building strong, reliable results for our shareholders as we proceed into the second half of 2019."
Statement of Income Highlights:

•	Net interest income grew $2.1 million, or 6%, compared to the linked quarter and $3.2 million, or 10%, compared to the second quarter of 2018.

◦	Net interest margin was 3.77% for the second quarter of 2019, compared to 3.80% for the linked quarter and 3.74% for the second quarter of 2018.

•
Peoples recorded a provision for loan losses of $0.6 million during the second quarter of 2019, compared to a recovery of loan losses of $0.3 million during the first quarter of 2019, and a provision for loan losses of $1.2 million for the second quarter of 2018.

◦
Given the low net charge-offs of $208,000, combined with originated loan balances remaining stable during the quarter, the provision for loan losses during each of the current quarter and linked quarter was lower than historical trends.

◦
Gross charge-offs were $665,000, or 0.09% of average total loans, for the second quarter of 2019, compared to $1.0 million, or 0.15% of average total loans, for the linked quarter, and $1.0 million, or 0.15% of average total loans, for the second quarter of 2018.

•	Total non-interest income, excluding net gains and losses, increased $58,000 compared to the linked quarter, and increased $1.8 million, or 13%, compared to the second quarter of 2018.

◦
Overall increases in non-interest income, particularly deposit account service charges and commercial loan swap fee income, offset declines in insurance income ($1.4 million of annual performance-based insurance commissions) and other non-interest income ($787,000 of income related to the sale of restricted Class B Visa stock) compared to the linked quarter.

◦
The growth compared to the second quarter of 2018 was driven by increases in deposit account service charges of $589,000, or 25%, and electronic banking income of $482,000, or 17%. Additionally, commercial swap fee income more than tripled to $516,000 in the current quarter, driven by customer demand given the rate environment.

•	Total non-interest expense increased $7.0 million, or 22%, compared to the linked quarter and grew $2.9 million, or 8%, compared to the second quarter of 2018.

◦
The increase in non-interest expense compared to the linked quarter was primarily driven by acquisition-related expenses, which totaled $6.8 million for the second quarter of 2019, compared to $253,000 for the first quarter of 2019.

◦
Compared to the prior year second quarter, salaries and employee benefit costs were up, driven by higher medical insurance costs due to medical claims, annual merit increases, which included the continued movement towards a $15 per hour minimum wage throughout the company, and employees that have been added in the last twelve months from acquisitions and for future growth. Total acquisition-related expenses increased $714,000 compared to the second quarter of 2018.

◦
The efficiency ratio for the second quarter of 2019 was 73.2% and for the first six months of 2019 was 68.1%. Adjusted to exclude non-core items, the efficiency ratio was 60.2% for the second quarter of 2019 and 61.2% for the first six months of 2019.

Balance Sheet Highlights:

•	As of June 30, 2019, loan balances acquired from First Prestonsburg totaled $125.3 million, and deposit balances acquired from First Prestonsburg totaled $232.2 million.

•	Period-end total loan balances increased $96.0 million compared to the end of the linked quarter.

◦
Originated loan balances remained relatively stable, declining slightly during the quarter. While loan origination levels were higher than in prior periods, they were outpaced by large paydowns during the quarter.

◦	Compared to June 30, 2018, period-end total loans grew $147.0 million, or 5%, due to a combination of loans acquired from First Prestonsburg and originated loan growth.

◦	Average loan balances grew $96.0 million, or 14% annualized, compared to the linked quarter. Compared to the second quarter of 2018, average loan balances increased $202.8 million, or 8%.

•	Asset quality metrics remained strong during the quarter.

◦
Delinquency trends improved as loans considered current comprised 99.0% of the loan portfolio at June 30, 2019, compared to 98.6% at March 31, 2019, and 98.5% at December 31, 2018, and were down slightly from 99.1% at June 30, 2018.

◦	Classified loans and criticized loans increased compared to March 31, 2019, which was driven by the acquired loans from First Prestonsburg.

◦	As a percent of total loans and other real estate owned ("OREO"), nonperforming assets were 0.71% at June 30, 2019, compared to 0.67% at March 31, 2019 and 0.67% at June 30, 2018.

•	Period-end total deposit balances grew $226.2 million, or 7%, compared to March 31, 2019, and increased $414.4 million, or 14%, compared to June 30, 2018.

◦
The increase in deposits compared to March 31, 2019 was driven by the deposits acquired from First Prestonsburg, partially offset by a decline in governmental deposits of $31.9 million, due to seasonality.

◦	Total demand deposit balances were 37% of total deposits at June 30, 2019, compared to 38% at March 31, 2019 and 39% at June 30, 2018.
Net Interest Income:
Net interest income was $36.0 million for the second quarter of 2019, an increase of 6% compared to the linked quarter. Net interest margin was 3.77% for the second quarter of 2019, compared to 3.80% for the linked quarter. The slight decline in interest margin during the quarter was driven by higher costs for time deposits and governmental deposits, which more than offset increased loan yields, driven by the First Prestonsburg acquisition. Compared to the first quarter of 2019, net interest income was positively impacted by the acquisition of First Prestonsburg.
Accretion income, net of amortization expense, from acquisitions was $1.2 million for the second quarter of 2019 and $722,000 for the first quarter of 2019, which added 13 basis points and 8 basis points, respectively, to net interest margin.

The growth in net accretion income compared to the first quarter of 2019 was due to the First Prestonsburg acquisition, specifically the loan discount that was accreted during the quarter.
Net interest income for the current quarter increased $3.2 million, or 10%, over the second quarter of 2018. Net interest margin increased 3 basis points compared to 3.74% for the second quarter of 2018. The increase in net interest income compared to the second quarter of 2018 was driven by higher yields on loans, combined with the impact of acquired First Prestonsburg loans. These were partially offset by higher deposit costs due to increased competition for deposits, combined with additional interest expense related to the acquired First Prestonsburg deposits. The second quarter of 2018 also benefited from proceeds of $248,000 received on an investment security that had been previously written down due to an other-than-temporary impairment ("OTTI"), which added 3 basis points to the net interest margin. Peoples recorded no similar proceeds during the current quarter.
Accretion income, net of amortization expense, from acquisitions was $1.2 million for the second quarter of 2019 and $523,000 for the second quarter of 2018, which added 13 basis points and 6 basis points, respectively, to net interest margin. The increase in net accretion income compared to the second quarter of 2018 was due to the First Prestonsburg acquisition.
For the first six months of 2019, net interest income grew 13% compared to 2018, and net interest margin grew 8 basis points to 3.78%. The increases were driven by higher interest income on loans due to a combination of loan growth, which was primarily the result of the First Prestonsburg and ASB Financial Corp. ("ASB") acquisitions, and higher yields from interest rate increases. The interest income from higher average loan balances outpaced interest expense from deposits, which increased due to the recent acquisitions and increased competition for deposits. The first six months of 2018 benefited from proceeds of $589,000 received on investment securities that had been previously written down due to OTTI, which added 3 basis points to net interest margin.
Accretion income, net of amortization expense, from acquisitions was $1.9 million for the first six months of 2019 and $1.1 million for the first six months of 2018, which added 10 basis points and 6 basis points, respectively, to net interest margin. The growth in net accretion income compared to the first six months of 2018 was largely due to the First Prestonsburg acquisition.
Provision for (Recovery of) Loan Losses:
The provision for loan losses was $626,000 for the second quarter of 2019, compared to recovery of loan losses of $263,000 for the linked quarter and provision for loan losses of $1,188,000 for the second quarter of 2018. Net charge-offs for the second quarter of 2019 were $208,000, or 0.03% of average total loans, compared to net recoveries of $1,007,000, or 0.15% of average total loans, for the linked quarter and net charge-offs of $720,000, or 0.11% of average total loans, for the second quarter of 2018. Net recoveries during the first quarter of 2019 were driven by a $1.8 million recovery recorded on a previously charged-off commercial loan. Gross charge-offs were $665,000, or 0.09% of average total loans, for the second quarter of 2019, compared to $1.0 million, or 0.15% of average total loans, for the first quarter of 2019, and $1.0 million, or 0.15% of average total loans, for the second quarter of 2018.
For the first six months of 2019, the provision for loan losses was $363,000, compared to $3.2 million for the first six months of 2018. Net recoveries for the first six months of 2019 were $799,000, compared to net charge-offs of $2.7 million for the first six months of 2018. The first six months of 2019 included the $1.8 million recovery recorded on a previously charged-off commercial loan. The first six months of 2018 included a charge-off of $827,000 on an acquired commercial loan relationship. Gross charge-offs were $1.7 million, or 0.12% of average total loans, for the first six months of 2019, compared to $3.3 million, or 0.26% of average total loans, for the first six months of 2018.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, and on asset disposals and other transactions, which are included in non-interest income. Net losses during the second quarter of 2019 were $350,000, compared to $152,000 for the linked quarter, and $552,000 in the second quarter of 2018. During the second quarter of 2019, losses included $253,000 of write-offs of fixed assets acquired from First Prestonsburg. Losses during the linked quarter included $118,000 of market value write-downs related to closed offices that were held for sale. During the second quarter of 2018, losses included $192,000 related to fixed assets acquired from ASB and $147,000 in market value write-downs for buildings that were held for sale.
For the first six months of 2019, net losses were $502,000, compared to $477,000 for the first six months of 2018. Net losses during the year-to-date period through June 30, 2019 were driven by the write-offs of fixed assets acquired from First Prestonsburg and market value write-downs related to closed offices that were held for sale. In the year-to-date period in 2018, the second quarter losses on fixed asset disposals, loss on investment securities and market value write-downs on properties held for sale were partially offset by net gains on repossessed assets that had been recorded in the first quarter of 2018.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the second quarter of 2019 increased $58,000 compared to the linked quarter. The first quarter of 2019 included $1.4 million of annual performance-based insurance commissions, which are primarily received in the first quarter each year. Additionally, other non-interest income in the first quarter of 2019 included $787,000 of income related to the sale of restricted Class B Visa stock. These two items were offset by increases in a number of categories in the second quarter of 2019. Income from deposit account service charges was up 27% compared to the linked quarter, due to a combination of the additional accounts acquired from First Prestonsburg and a new deposit account fee schedule that was implemented in March 2019. Commercial loan swap fee income was up $370,000, driven by higher customer demand and an increase in the average size of each transaction, given the current rate environment. Trust and investment income, and electronic banking income each increased 9%, while mortgage banking income increased 27% compared to the linked quarter due to more sales of residential real estate loans to the secondary market.
Compared to the second quarter of 2018, non-interest income, excluding net gains and losses, grew $1.8 million, or 13%. All non-interest income categories increased, with the exception of bank owned life insurance, which had a slight decrease. Income from deposit account service charges, which increased 25% compared to the prior year quarter, benefited from the additional accounts acquired from First Prestonsburg and the new deposit account fee schedule implemented in March 2019. Electronic banking income was up 17% primarily as the result of increased debit card usage, which was positively impacted by the additional cardholders obtained in the First Prestonsburg acquisition. Commercial loan swap fee income increased, driven by an increase in the average size of each transaction and customer demand as a result of the current rate environment.
For the first six months of 2019, non-interest income, excluding net gains and losses, grew $2.5 million, or 9%, compared to the same period in the prior year. Income from deposit account service charges was up 18% compared to a year ago primarily due to the ASB and First Prestonsburg acquisitions, coupled with changes in fee schedules. Electronic banking increased 12%, as it was positively impacted by the additional customers and accounts obtained in the acquisitions. Commercial loan swap fee income increased, driven by an increase in the average size of each transaction and customer demand as a result of the current rate environment. Year-over-year, mortgage banking income increased 35% due to more sales as the result of the mortgage operation acquired from ASB. Realized and unrealized gains on equity investment securities increased $585,000 compared to the first six months of 2018, driven by $787,000 of income related to the sale of restricted Class B Visa stock during the first quarter of 2019. These increases were partially offset by lower Small Business Administration income, which declined $550,000 compared to the first six months of 2018 as the result of lower volume.
Total Non-interest Expense:
Total non-interest expense increased $7.0 million, or 22%, compared to the linked quarter, and grew $2.9 million, or 8%, compared to the second quarter of 2018. Core non-interest expense, which excludes acquisition-related expenses, increased $499,000, or 2%, compared to the linked quarter, and grew $2.2 million, or 7%, compared to the second quarter of 2018. For the first six months of 2019, total non-interest expense increased $6.5 million, or 10%, compared to the first six months of 2018. Core non-interest expense for the first six months of 2019 increased $5.7 million, or 10%, compared to the first six months of 2018.
The table below summarizes core non-interest expense by category of non-interest expense. Core non-interest expense is a non-US GAAP financial measure derived from amounts reported in Peoples' consolidated financial statements. This non-US GAAP financial measure used by Peoples provides information useful to investors in understanding Peoples' operating performance and trends, and facilitates comparisons with the performance of Peoples' peers.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018
Non-interest expense:
Salaries and employee benefit costs	20,824	19,202	18,025	40,026	34,015
Net occupancy and equipment expense	3,132	2,978	2,803	6,110	5,669
Professional fees	2,344	1,276	3,022	3,620	4,740
Electronic banking expense	1,693	1,577	1,407	3,270	2,857
Data processing and software expense	1,567	1,545	1,359	3,112	2,681
Amortization of other intangible assets	824	694	861	1,518	1,615
Franchise tax expense	772	705	614	1,477	1,258
Marketing expense	490	594	656	1,084	981
FDIC insurance expense	381	371	416	752	782
Foreclosed real estate and other loan expenses	469	255	338	724	550
Communication expense	317	278	300	595	644
Other non-interest expense	6,063	2,385	6,170	8,448	8,400
Total non-interest expense	38,876	31,860	35,971	70,736	64,192
Acquisition-related expenses:
Salaries and employee benefit costs	2,368	3	1,923	2,371	1,923
Net occupancy and equipment expense	20	17	12	37	14
Professional fees	562	58	652	620	711
Data processing and software expense	12	79	25	91	59
Marketing expense	87	36	55	123	91
Foreclosed real estate and other loan expenses	—	5	2	5	2
Communication expense	—	1	—	1	—
Other non-interest expense	3,721	54	3,387	3,775	3,405
Total acquisition-related expenses	6,770	253	6,056	7,023	6,205
Core non-interest expense:
Salaries and employee benefit costs	18,456	19,199	16,102	37,655	32,092
Net occupancy and equipment expense	3,112	2,961	2,791	6,073	5,655
Professional fees	1,782	1,218	2,370	3,000	4,029
Electronic banking expense	1,693	1,577	1,407	3,270	2,857
Data processing and software expense	1,555	1,466	1,334	3,021	2,622
Amortization of other intangible assets	824	694	861	1,518	1,615
Franchise tax expense	772	705	614	1,477	1,258
Marketing expense	403	558	601	961	890
FDIC insurance expense	381	371	416	752	782
Foreclosed real estate and other loan expenses	469	250	336	719	548
Communication expense	317	277	300	594	644
Other non-interest expense	2,342	2,331	2,783	4,673	4,995
Total core non-interest expense	32,106	31,607	29,915	63,713	57,987

The following three paragraphs discuss changes to core non-interest expense. Each comparison was affected by added core expenses in the second quarter of 2019 related to the First Prestonsburg acquisition.
The increase in core non-interest expense compared to the linked quarter was driven by increases in professional fees, and foreclosed real estate and other loan expenses, partially offset by a decline in salaries and employee benefit costs. The increase in professional fees was mainly the result of additional audit and consulting procedures performed during the second quarter of 2019. Salaries and employee benefit costs declined compared to the linked quarter as the result of expenses that occur annually in the first quarter, which included those associated with annual stock grants, primarily related to employees who were retirement eligible, and annual contributions to employee health benefit accounts. The acquisition of First Prestonsburg mainly impacted the following line items: salaries and employee benefit costs, net occupancy and equipment expenses, and amortization of other intangible assets, in the linked quarter comparison.
Core non-interest expense increased compared to the second quarter of 2018 primarily due to higher salaries and employee benefit costs, partially offset by a decline in professional fees. Base salaries, stock-based compensation, and medical insurance were the main contributors to the increase in salaries and employee benefit costs. Base salaries were primarily impacted by the First Prestonsburg and ASB acquisitions, and annual merit increases, which included the continued movement towards a $15 per hour minimum wage throughout the company. The $15 per hour minimum wage was announced in early 2018 and will be largely implemented by January 1, 2020. The increase in medical insurance was driven by higher medical claims. Stock-based compensation increased as a result of the employees that have been added in the last twelve months for future growth.  Professional fees declined 25% compared to the second quarter of 2018, primarily due to consulting procedures performed during the second quarter of 2018.
The increase in core non-interest expense for the first six months of 2019, compared to the first six months of 2018, was driven by higher salaries and employee benefit costs, partially offset by a decline in professional fees. Salaries and employee benefit costs were up primarily due to higher base salaries, medical insurance and stock-based compensation. Base salaries were impacted by the acquisitions, and annual merit increases, which included the continued movement towards a $15 per hour minimum wage throughout the company. The increase in medical insurance was driven by higher medical claims. Stock-based compensation increased as a result of the employees that have been added in the last twelve months for future growth. Professional fees declined 26% compared to the second quarter of 2018, mostly due to consulting procedures performed during the first six months of 2018. Net occupancy and equipment expenses also increased compared to the first six months of 2018, primarily due to the acquisitions. Peoples also made investments in technology, which resulted in increased electronic banking, and data processing and software expenses.
The efficiency ratio for the second quarter of 2019 was 73.2%, compared to 62.7% for the linked quarter, and 75.0% for the second quarter of 2018. The efficiency ratio increased compared to the linked quarter, driven by higher acquisition-related expenses. The efficiency ratio, adjusted for non-core items, was 60.2% for the second quarter of 2019, compared to 62.2% for the linked quarter, and 62.0% for the second quarter of 2018. For the first six months of 2019, the efficiency ratio was 68.1%, compared to 68.5% for the first six months of 2018. Adjusted for non-core items, the efficiency ratio for the first six months of 2019 was 61.2%, compared to 61.7% for the same period in the prior year.
Income Tax Expense:
Income tax expense was $2.2 million for the second quarter of 2019, compared to $3.4 million for the linked quarter and $1.0 million for the second quarter of 2018. The decline in income tax expense compared to the linked quarter was due to lower pre-tax income. The current quarter included a tax benefit of $59,000 recorded for the vesting of restricted stock during the current quarter, compared to a tax benefit of $133,000 in the linked quarter. The vesting of a majority of stock awards granted by Peoples occurs annually in the first quarter. The increase in income tax expense compared to the second quarter of 2018 was primarily due to higher pre-tax income.
For the first six months of 2019, Peoples recorded income tax expense of $5.6 million, compared to $3.4 million for the same period in the prior year, and the effective tax rate for the first six months of 2019 was 18.9%, compared to 14.7% for the first six months of 2018. The year-over-year increase in income tax expense was primarily due to higher pre-tax income. The first six months of 2019 included a tax benefit of $192,000 recorded for the vesting of restricted stock during the period. The first six months of 2018 included an $805,000 valuation allowance release, as well as a tax benefit of $296,000 recorded for the vesting of restricted stock during the period.
Loans:
Period-end total loan balances at June 30, 2019 increased $96.0 million compared to March 31, 2019, and $104.8 million compared to December 31, 2018. The increases were primarily due to the First Prestonsburg acquisition. Originated loan balances declined $187,000 during the quarter, and increased $18.4 million compared to December 31, 2018. Loan originations during the first half of 2019 were higher than in recent years for the same period; however, significantly higher loan paydowns experienced during the first half of 2019 minimized the impact of the increased production on loan growth for all comparison periods. Total commercial loan balances increased $32.3 million compared to March 31, 2018. Consumer loans continued to provide additional growth, driven by an increase in residential real estate loans of $41.8 million, or 28% annualized.
Compared to June 30, 2018, total loan balances increased $147.0 million, or 5%. Commercial loan balances were up $60.7 million, or 4%, residential real estate loans increased $38.0 million, or 6%, and consumer indirect loans were up $46.1 million, or 12%, in each case from balances as of June 30, 2018.

As of June 30, 2019, the First Prestonsburg acquisition added:

◦	$52.1 million in residential real estate loans;

◦	$42.4 million in commercial real estate loans;

◦	$7.4 million in consumer, direct loans;

◦	$17.7 million in commercial and industrial loans, and;

◦	$5.8 million in home equity lines of credit.
Quarterly average loan balances grew $96.0 million compared to the linked quarter, driven by the First Prestonsburg acquisition. Commercial loan balances were up $40.9 million and residential real estate loans grew $43.7 million.
Quarterly average loan balances increased $202.8 million, or 8%, compared to the second quarter of 2018, driven by the recent acquisitions, coupled with the originated loan growth experienced during 2018. Commercial loan balances increased $95.5 million, or 7%, compared to the second quarter of 2018. Consumer indirect loans provided growth of $53.0 million, or 15%, compared to the year-ago quarter, and residential real estate loans increased $46.2 million, or 8%.
For the six months ended June 30, 2019, average gross loan balances increased $280.6 million, or 11%, compared to the same period in the prior year, driven by the recent acquisitions, coupled with the originated loan growth. Average commercial and industrial loan balances grew $97.6 million, or 20%, while residential real estate balances grew $78.7 million, or 14%, and consumer indirect loans were up $59.9 million, or 17%, compared to the first six months of 2018.
Asset Quality:
Asset quality was impacted by the loans acquired from First Prestonsburg; however, overall asset quality metrics remained strong. Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $7.2 million, or 8%, compared to March 31, 2019, and decreased $23.8 million, or 20%, compared to June 30, 2018. As a percent of total loans, criticized loans were 3.42% at June 30, 2019, compared to 3.28% at March 31, 2019 and 4.50% at June 30, 2018. The increase in criticized loans was largely related to acquired First Prestonsburg loans. Classified loans, which are those categorized as substandard or doubtful, increased $15.7 million, or 33%, compared to March 31, 2019, and were up $7.5 million, or 13%, from June 30, 2018. As a percent of total loans, classified loans were 2.23% at June 30, 2019, compared to 1.73% at March 31, 2019 and 2.07% at June 30, 2018. The increase in classified loans was largely related to acquired First Prestonsburg loans, coupled with downgrades of two commercial loan relationships during the second quarter of 2019.
Nonperforming assets increased $1.9 million, or 11%, compared to March 31, 2019, and were up $2.1 million, or 11%, compared to June 30, 2018. The increase compared to March 31, 2019, was partially due to acquired loans from First Prestonsburg, which comprised $0.7 million of nonperforming assets at June 30, 2019, with the remainder due to smaller relationships that have become past due and are still accruing. Nonperforming assets as a percent of total loans and OREO were 0.71% at June 30, 2019, up from 0.67% at March 31, 2019 and 0.67% at June 30, 2018. Annualized net charge-offs were 0.03% of average total loans for the second quarter of 2019. Annualized net recoveries were 0.15% of average total loans for the linked quarter, which reflected the recognition during the quarter of a $1.8 million recovery on a previously charged-off commercial loan. Annualized net charge-offs were 0.11% of average total loans for the second quarter of 2018. For the first six months of 2019, annualized net recoveries were 0.06% of average total loans, which reflected the large recovery during the first quarter of 2019. Annualized net charge-offs were 0.22% of average total loans for the first six months of 2018, which was higher due to a charge-off of $827,000 on an acquired commercial loan relationship.
At June 30, 2019, the allowance for loan losses increased to $21.4 million, compared to $20.9 million at March 31, 2019 and $19.3 million at June 30, 2018. The increase in the allowance for loan losses compared to March 31, 2019 was minimal due to the decline in originated loans coupled with the lower amount of gross charge-offs. The increase in the allowance for loan losses compared to June 30, 2018 was driven by loan growth. The ratio of the allowance for loan losses as a percent of total loans declined to 0.75% at June 30, 2019, compared to 0.76% at March 31, 2019 and increased from 0.72% at June 30, 2018. The ratio includes all acquired loans, from both First Prestonsburg and previous acquisitions since 2012, of $659.1 million and allowance for acquired loan losses of $533,000. The increase in the ratio compared to June 30, 2018 was attributable to a combination of loan growth and an increase in the reserve on impaired loans of $802,000.
Deposits:
Period-end deposit balances increased $226.2 million, or 7%, compared to March 31, 2019, and were up $414.4 million, or 14% compared to June 30, 2018, both driven by the deposits acquired from First Prestonsburg. Compared to March 31, 2019, the increase from the acquisition was partially offset by a decline in governmental deposits of $31.9 million, due to seasonality. As of June 30, 2019, the acquired First Prestonsburg deposits added:

◦	$65.3 million of CDs;

◦	$62.8 million of interest-bearing demand accounts;

◦	$55.7 million of savings accounts;

◦	$33.4 million of non-interest-bearing demand accounts, and;

◦	$15.1 million of money market accounts.
Average deposit balances during the second quarter of 2019 increased $217.3 million, or 7%, compared to the linked quarter, and $343.6 million, or 12%, from the second quarter of 2018. For the first six months of 2019, average deposits increased $337.9 million, or 12%, compared to the first six months of 2018. Most of the growth compared to the prior periods was related to the acquired First Prestonsburg deposits. Compared to the linked quarter, increases in retail certificates of deposit of $80.6 million and savings accounts of $50.6 million were partially offset by a decline in brokered certificates of deposit of $41.5 million. The increase compared to the second quarter of 2018 was driven by brokered certificates of deposit growth of $85.3 million and retail certificates of deposit growth of $82.2 million. The increase compared to the first six months of 2018 was driven by brokered certificates of deposit growth of $121.2 million and retail certificates of deposit growth of $70.6 million.
Total demand deposit accounts comprised 37% of total deposits at June 30, 2019, compared to 38% at March 31, 2019 and 39% at June 30, 2018.
Stockholders' Equity:
At June 30, 2019, the tier 1 risk-based capital ratio was 14.07%, compared to 14.22% at March 31, 2019, and 13.29% at June 30, 2018. The common equity tier 1 risk-based capital ratio was 13.82% at June 30, 2019, compared to 13.96% at March 31, 2019, and 13.03% at June 30, 2018. The total risk-based capital ratio was 14.81% at June 30, 2019, compared to 14.98% at March 31, 2019, and 13.99% at June 30, 2018. These capital ratios were impacted by the First Prestonsburg acquisition, which created increases in capital and risk-weighted assets. In addition, net income earned during the second quarter of 2019 exceeded the dividends declared and paid during the quarter by $2.6 million.
The book value per share grew to $27.98 at June 30, 2019, compared to $27.19 at March 31, 2019, and $25.57 at June 30, 2018. The tangible book value per share, which excludes goodwill and other intangible assets, was $18.89 at June 30, 2019, compared to $19.00 at March 31, 2019, and $17.17 at June 30, 2018. The ratio of total shareholders' equity to total assets was 13.54% at June 30, 2019, compared to 13.32% at March 31, 2019 and 12.57% at June 30, 2018. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, was 9.56% at June 30, 2019, compared to 9.70% at March 31, 2019, and 8.81% at June 30, 2018. The primary contributor to the increase in the book value per share at June 30, 2019 compared to both March 31, 2019 and June 30, 2018, was the issuance of common stock associated with the First Prestonsburg acquisition. While increases in equity and asset balances were experienced as a result of the First Prestonsburg acquisition, the tangible equity to tangible assets ratio decreased slightly compared to the end of the linked quarter as a result of increased intangible assets associated with the acquisition.
Total shareholders' equity at June 30, 2019 increased $43.9 million, or 8%, compared to March 31, 2019, which was mainly caused by the common shares issued for the First Prestonsburg acquisition, net income of $9.6 million and other comprehensive income of $7.8 million, partially offset by dividends paid of $7.0 million. Other comprehensive income was the result of a higher market value adjustment related to the available-for-sale investment securities portfolio, which was driven by overall declines in market interest rates during the quarter.

Peoples Bancorp Inc. is a diversified financial services holding company with $4.3 billion in total assets, 89 locations, including 79 full-service bank branches, and 86 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries -- Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO,” and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2019 results of operations on July 23, 2019 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management

uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:

◦	Core non-interest expenses are non-US GAAP since they exclude the impact of acquisition-related expenses and pension settlement charges.

◦
Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This measure is non-US GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This measure is non-US GAAP since it excludes the impact of acquisition-related expenses and pension settlement charges, the amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Tangible assets, tangible equity and tangible book value per common share measures are non-US GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.

◦
Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is non-US GAAP since it excludes the provision for loan losses and all gains and/or losses included in earnings.

◦
Return on average assets adjusted for non-core items is calculated as annualized net income (less the impact of the Tax Cuts and Jobs Act on the remeasurement of deferred tax assets and deferred tax liabilities, and the after-tax impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges) divided by average assets. This measure is non-US GAAP since it excludes the impact of the Tax Cuts and Jobs Act on the remeasurement of deferred tax assets and deferred tax liabilities, and the after-tax impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges.

◦
Return on average tangible stockholders' equity is calculated as annualized net income (less after-tax impact of amortization of other intangible assets) divided by tangible stockholders' equity. This measure is non-US GAAP since it excludes the after-tax impact of amortization of other intangible assets from earnings and the impact of goodwill and other intangible assets acquired through acquisitions on total stockholders' equity.

A reconciliation of these non-US GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)
the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of the business of First Prestonsburg following the merger, and the expansion of consumer lending activity;

(2)	risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;

(3)	Peoples' ability to integrate future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

(4)
competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;

(5)
changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins, loan demand and interest rate sensitivity;

(6)
uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, promulgated and to be promulgated by governmental and regulatory agencies in the state of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;

(7)	the effects of easing restrictions on participants in the financial services industry;

(8)
local, regional, national and international economic conditions (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations) and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(9)	the existence or exacerbation of general geopolitical instability and uncertainty;

(10)	changes in policy and other regulatory and legal developments, and uncertainty or speculation pending the enactment of such changes;

(11)	Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;

(12)
changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated;

(13)
adverse changes in economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union (including the uncertainty surrounding the actions to be taken to implement the referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;

(14)	deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses;

(15)	Peoples may have more credit risk and higher credit losses to the extent loans are concentrated by location or industry of the borrowers or collateral;

(16)
changes in accounting standards, policies, estimates or procedures, including the new current expected credit loss rule issued by the Financial Accounting Standard Board in June 2016, which will require banks to record, at the time of origination, credit losses expected throughout the life of the asset portfolio on loans and held-to-maturity securities, as opposed to the current practice of recording losses when it is probable that a loss event has occurred, which may adversely affect Peoples' reported financial condition or results of operations;

(17)	Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;

(18)	the discontinuation of the London Inter-Bank Offered Rate and other reference rates may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;

(19)
adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;

(20)	the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;

(21)	Peoples' ability to receive dividends from its subsidiaries;

(22)	Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;

(23)
the impact of larger or similar-sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;

(24)
the costs and effects of new federal and state laws, and other regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;

(25)
Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;

(26)
Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including its primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;

(27)
operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and its subsidiaries are highly dependent;

(28)
changes in consumer spending, borrowing and saving habits, whether due to tax reform legislation, changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;

(29)
the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cyber security, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;

(30)	the impact on Peoples' businesses, personnel, facilities, or systems, related to fraud, theft, or violence;

(31)
the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cyber attacks, civil unrest, military or terrorist activities or international conflicts;

(32)	Peoples' continued ability to grow deposits; and

(33)
other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2019 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018

PER COMMON SHARE:
Earnings per common share:
Basic	$0.47	$0.74	$0.41	$1.20	$1.05
Diluted	0.46	0.73	0.41	1.19	1.04
Cash dividends declared per common share	0.34	0.30	0.28	0.64	0.54
Book value per common share	27.98	27.19	25.57	27.98	25.57
Tangible book value per common share (a)	18.89	19.00	17.17	18.89	17.17
Closing stock price at end of period	$32.26	$30.97	$37.78	$32.26	$37.78

SELECTED RATIOS:
Return on average stockholders' equity (b)	6.81%	11.12%	6.46%	8.87%	8.39%
Return on average tangible equity (b)(c)	10.82%	16.69%	10.47%	13.67%	13.21%
Return on average assets (b)	0.91%	1.46%	0.81%	1.17%	1.06%
Return on average assets adjusted for non-core items (b)(d)	1.44%	1.49%	1.35%	1.47%	1.34%
Efficiency ratio (e)	73.24%	62.71%	74.96%	68.09%	68.53%
Efficiency ratio adjusted for non-core items (f)	60.21%	62.21%	62.03%	61.19%	61.73%
Pre-provision net revenue to total average assets (b)(g)	1.21%	1.79%	1.10%	1.49%	1.44%
Net interest margin (b)(h)	3.77%	3.80%	3.74%	3.78%	3.70%
Dividend payout ratio (i)	73.30%	40.84%	69.27%	53.84%	52.15%

(a)
This amount represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
This percentage represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from earnings and it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the impact of the Tax Cuts and Jobs Act on the remeasurement of deferred tax assets and deferred tax liabilities, and the after-tax impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges.

(e)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This amount represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(f)
The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding all gains and losses. This amount represents a non-US GAAP financial measure since it excludes the impact of all gains and/or losses, acquisition-related expenses, and pension settlement charges included in earnings, and uses fully tax-equivalent net interest income.

(g)
Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This ratio represents a non-US GAAP financial measure since it excludes the provision for loan losses and all gains and/or losses included in earnings. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(h)	Information presented on a fully tax-equivalent basis.

(i)	Ratios are calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018
Total interest income	$43,621	$40,576	$37,769	$84,197	$70,995
Total interest expense	7,572	6,662	4,961	14,234	8,828
Net interest income	36,049	33,914	32,808	69,963	62,167
Provision for (recovery of) loan losses	626	(263)	1,188	363	3,171
Net interest income after provision for (recovery of) loan losses	35,423	34,177	31,620	69,600	58,996

Non-interest income:
Insurance income	3,486	4,621	3,369	8,107	8,024
Trust and investment income	3,401	3,112	3,232	6,513	6,300
Electronic banking income	3,267	2,987	2,785	6,254	5,570
Deposit account service charges	2,977	2,341	2,388	5,318	4,508
Mortgage banking income	1,000	788	969	1,788	1,320
Bank owned life insurance income	490	485	497	975	965
Commercial loan swap fees	516	146	146	662	262
Net (loss) gain on investment securities	(57)	30	(147)	(27)	(146)
Net loss on asset disposals and other transactions	(293)	(182)	(405)	(475)	(331)
Other non-interest income	502	1,101	421	1,603	1,752
Total non-interest income	15,289	15,429	13,255	30,718	28,224

Non-interest expense:
Salaries and employee benefit costs	20,824	19,202	18,025	40,026	34,015
Net occupancy and equipment expense	3,132	2,978	2,803	6,110	5,669
Professional fees	2,344	1,276	3,022	3,620	4,740
Electronic banking expense	1,693	1,577	1,407	3,270	2,857
Data processing and software expense	1,567	1,545	1,359	3,112	2,681
Amortization of other intangible assets	824	694	861	1,518	1,615
Franchise tax expense	772	705	614	1,477	1,258
Marketing expense	490	594	656	1,084	981
FDIC insurance expense	381	371	416	752	782
Foreclosed real estate and other loan expenses	469	255	338	724	550
Communication expense	317	278	300	595	644
Other non-interest expense	6,063	2,385	6,170	8,448	8,400
Total non-interest expense	38,876	31,860	35,971	70,736	64,192
Income before income taxes	11,836	17,746	8,904	29,582	23,028
Income tax expense	2,238	3,377	1,012	5,615	3,395
Net income	$9,598	$14,369	$7,892	$23,967	$19,633

PER COMMON SHARE DATA:
Earnings per common share – basic	$0.47	$0.74	$0.41	$1.20	$1.05
Earnings per common share – diluted	$0.46	$0.73	$0.41	$1.19	$1.04
Cash dividends declared per common share	$0.34	$0.30	$0.28	$0.64	$0.54

Weighted-average common shares outstanding – basic	20,277,028	19,366,008	19,160,728	19,824,035	18,646,266
Weighted-average common shares outstanding – diluted	20,442,366	19,508,868	19,293,381	19,972,350	18,773,169
Actual common shares outstanding (end of period)	20,696,041	19,681,692	19,528,952	20,696,041	19,528,952

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
(Dollars in thousands)	(Unaudited)

Assets
Cash and cash equivalents:
Cash and due from banks	$56,731	$61,775
Interest-bearing deposits in other banks	36,692	15,837
Total cash and cash equivalents	93,423	77,612

Available-for-sale investment securities, at fair value (amortized cost of
$910,431 at June 30, 2019 and $804,655 at December 31, 2018)	919,364	791,891
Held-to-maturity investment securities, at amortized cost (fair value of
$35,747 at June 30, 2019 and $36,963 at December 31, 2018)	34,839	36,961
Other investment securities	43,508	42,985
Total investment securities	997,711	871,837

Loans, net of deferred fees and costs (a)	2,833,533	2,728,778
Allowance for loan losses	(21,357)	(20,195)
Net loans	2,812,176	2,708,583

Loans held for sale	5,928	5,470
Bank premises and equipment, net of accumulated depreciation	64,451	56,542
Bank owned life insurance	69,909	68,934
Goodwill	174,567	151,245
Other intangible assets	13,471	10,840
Other assets	44,740	40,391
Total assets	$4,276,376	$3,991,454

Liabilities
Deposits:
Non-interest-bearing	$643,058	$607,877
Interest-bearing	2,720,555	2,347,588
Total deposits	3,363,613	2,955,465

Short-term borrowings	186,457	356,198
Long-term borrowings	85,691	109,644
Accrued expenses and other liabilities	61,593	50,007
Total liabilities	$3,697,354	$3,471,314

Stockholders' equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued at June 30, 2019 and December 31, 2018	—	—
Common stock, no par value, 24,000,000 shares authorized, 21,142,256 shares issued at June 30, 2019 and 20,124,378 shares issued at December 31, 2018, including shares in treasury	418,950	386,814
Retained earnings	171,410	160,346
Accumulated other comprehensive income (loss), net of deferred income taxes	316	(12,933)
Treasury stock, at cost, 489,802 shares at June 30, 2019 and 601,289 shares at December 31, 2018	(11,654)	(14,087)
Total stockholders' equity	$579,022	$520,140
Total liabilities and stockholders' equity	$4,276,376	$3,991,454

(a) Also referred throughout the document as "total loans".

SELECTED FINANCIAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018
Loan Portfolio
Commercial real estate, construction	$109,679	$124,958	$136,417	$116,612	$122,035
Commercial real estate, other	842,970	802,464	816,911	822,713	857,707
Commercial and industrial	599,966	592,907	565,744	551,779	512,208
Residential real estate	647,612	605,804	593,797	607,946	609,563
Home equity lines of credit	131,636	128,915	133,979	135,853	135,890
Consumer, indirect	419,685	410,283	407,303	396,862	373,582
Consumer, direct	81,309	71,731	74,044	75,313	74,646
Deposit account overdrafts	676	518	583	649	860
Total loans	$2,833,533	$2,737,580	$2,728,778	$2,707,727	$2,686,491
Total acquired loans (a)	$659,081	$562,941	$572,748	$600,243	$621,774
Total originated loans	$2,174,452	$2,174,639	$2,156,030	$2,107,484	$2,064,717
Deposit Balances
Non-interest-bearing deposits (b)	$643,058	$628,464	$607,877	$617,447	$585,861
Interest-bearing deposits:
Interest-bearing demand accounts (b)	610,464	572,316	573,702	547,172	570,359
Retail certificates of deposit	497,221	404,186	394,335	402,309	406,214
Money market deposit accounts	428,213	403,642	379,878	391,377	389,893
Governmental deposit accounts	331,754	363,636	267,319	344,320	305,255
Savings accounts	526,746	477,824	468,500	473,240	480,615
Brokered certificates of deposit	326,157	287,345	263,854	265,258	211,062
Total interest-bearing deposits	$2,720,555	$2,508,949	$2,347,588	$2,423,676	$2,363,398
Total deposits	$3,363,613	$3,137,413	$2,955,465	$3,041,123	$2,949,259
Total demand deposits	$1,253,522	$1,200,780	$1,181,579	$1,164,619	$1,156,220
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$3,449	$1,074	$2,256	$1,885	$1,975
Nonaccrual loans	16,591	17,089	17,098	16,235	16,069
Total nonperforming loans (NPLs)	20,040	18,163	19,354	18,120	18,044
Other real estate owned (OREO)	123	81	94	106	63
Total NPAs	$20,163	$18,244	$19,448	$18,226	$18,107
Criticized loans (c)	$97,016	$89,812	$114,188	$118,703	$120,809
Classified loans (d)	63,048	47,327	43,818	49,058	55,596
Allowance for loan losses as a percent of NPLs (e)(f)	106.57%	115.28%	104.35%	109.71%	106.77%
NPLs as a percent of total loans (e)(f)	0.71%	0.66%	0.71%	0.67%	0.67%
NPAs as a percent of total assets (e)(f)	0.47%	0.45%	0.49%	0.46%	0.46%
NPAs as a percent of total loans and OREO (e)(f)	0.71%	0.67%	0.71%	0.67%	0.67%
Criticized loans as a percent of total loans (e)	3.42%	3.28%	4.18%	4.38%	4.50%
Classified loans as a percent of total loans (e)	2.23%	1.73%	1.61%	1.81%	2.07%
Allowance for loan losses as a percent of total loans (e)	0.75%	0.76%	0.74%	0.73%	0.72%
Capital Information (g)
Common equity tier 1 risk-based capital ratio (h)	13.82%	13.96%	13.61%	13.29%	13.03%
Tier 1 risk-based capital ratio	14.07%	14.22%	13.87%	13.55%	13.29%
Total risk-based capital ratio (tier 1 and tier 2)	14.81%	14.98%	14.60%	14.27%	13.99%
Leverage ratio	9.99%	10.31%	9.99%	9.69%	9.73%
Common equity tier 1 capital	$399,704	$389,393	$378,855	$367,537	$358,987
Tier 1 capital	407,072	396,719	386,138	374,776	366,182
Total capital (tier 1 and tier 2)	428,429	417,657	406,333	394,655	385,448
Total risk-weighted assets	$2,892,352	$2,788,934	$2,782,995	$2,764,951	$2,755,112
Total shareholders' equity to total assets	13.54%	13.32%	13.06%	12.60%	12.57%
Tangible equity to tangible assets (i)	9.56%	9.70%	9.35%	8.88%	8.81%
(a) Includes all loans acquired in 2012 and thereafter.
(b) The sum of amounts presented is considered total demand deposits.
(c) Includes loans categorized as a special mention, substandard, or doubtful.

(d) Includes loans categorized as substandard or doubtful.
(e) Data presented as of the end of the period indicated.
(f) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g) June 30, 2019 data based on preliminary analysis and subject to revision.
(h) Peoples' capital conservation buffer was 6.81% at June 30, 2019, 6.98% at March 31, 2019, 6.60% at December 31, 2018, 6.27% at September 30, 2018, and 5.99% at June 30, 2018, compared to 2.50% for the fully phased-in capital conservation buffer required by January 1, 2019.
(i) This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR (RECOVERY OF) LOAN LOSSES INFORMATION (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018
Provision for (recovery of) loan losses
Provision for (recovery of) loan losses	$475	$(360)	$1,000	$115	$2,842
Provision for checking account overdrafts	151	97	188	248	329
Total provision for (recovery of) loan losses	$626	$(263)	$1,188	$363	$3,171

Net charge-offs (recoveries)
Gross charge-offs	$665	$1,003	$990	$1,668	$3,289
Recoveries	457	2,010	270	2,467	591
Net charge-offs (recoveries)	$208	$(1,007)	$720	$(799)	$2,698

Net charge-offs (recoveries) by type
Commercial real estate, other	$41	$103	$(21)	$144	$806
Commercial and industrial	(228)	(1,721)	7	(1,949)	38
Residential real estate	(35)	78	41	43	160
Home equity lines of credit	(1)	8	18	7	48
Consumer, indirect	299	358	412	657	1,207
Consumer, direct	6	50	94	56	135
Deposit account overdrafts	126	117	169	243	304
Total net charge-offs (recoveries)	$208	$(1,007)	$720	$(799)	$2,698

As a percent of average total loans (annualized)	0.03%	(0.15)%	0.11%	(0.06)%	0.22%

SUPPLEMENTAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018

Trust assets under administration and management	$1,501,110	$1,471,422	$1,384,113	$1,489,810	$1,454,009
Brokerage assets under administration and management	887,745	863,286	849,188	914,172	881,839
Mortgage loans serviced for others	473,443	464,575	461,256	458,999	451,391
Employees (full-time equivalent) (a)	918	859	871	849	862
(a) The increase in employees between March 31, 2019 and June 30, 2019 was due to the First Prestonsburg acquisition, which added 60 full-time equivalent employees.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$27,979	$263	3.77%	$16,247	$176	4.39%	$10,815	$56	2.00%
Investment securities (a)(b)	992,668	6,929	2.79%	864,040	6,527	3.03%	890,488	6,672	3.00%
Loans (b)(c):
Commercial real estate, construction	124,334	1,655	5.27%	131,683	1,732	5.26%	118,206	1,438	4.81%
Commercial real estate, other	833,991	11,322	5.37%	806,181	10,596	5.26%	840,677	10,434	4.91%
Commercial and industrial	599,432	8,081	5.33%	578,954	7,681	5.31%	503,364	6,216	4.89%
Residential real estate (d)	646,978	7,918	4.90%	603,253	6,927	4.59%	600,799	6,749	4.49%
Home equity lines of credit	132,395	2,006	6.08%	131,089	1,860	5.75%	131,970	1,701	5.17%
Consumer, indirect	412,986	4,255	4.13%	409,975	4,088	4.04%	359,941	3,498	3.90%
Consumer, direct	80,442	1,459	7.27%	73,457	1,189	6.56%	72,820	1,230	6.77%
Total loans	2,830,558	36,696	5.20%	2,734,592	34,073	5.00%	2,627,777	31,266	4.73%
Allowance for loan losses	(21,311)			(20,406)			(19,071)
Net loans	2,809,247			2,714,186			2,608,706
Total earning assets	3,829,894	43,888	4.56%	3,594,473	40,776	4.55%	3,510,009	37,994	4.31%

Intangible assets	185,081			161,673			161,600
Other assets	224,804			229,475			226,348
Total assets	$4,239,779			$3,985,621			$3,897,957

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$523,295	$110	0.08%	$472,656	$91	0.08%	$477,167	$69	0.06%
Governmental deposit accounts	331,607	848	1.03%	297,537	557	0.76%	312,999	273	0.35%
Interest-bearing demand accounts	603,494	231	0.15%	569,472	247	0.18%	581,600	202	0.14%
Money market accounts	414,307	654	0.63%	395,324	531	0.54%	393,580	323	0.33%
Retail certificates of deposit	477,530	2,079	1.75%	396,977	1,417	1.45%	395,304	1,242	1.26%
Brokered certificates of deposit	272,693	1,797	2.64%	314,163	2,001	2.58%	187,387	992	2.13%
Total interest-bearing deposits	2,622,926	5,719	0.87%	2,446,129	4,844	0.80%	2,348,037	3,101	0.53%
Short-term borrowings	240,594	1,233	2.06%	244,754	1,173	1.94%	310,823	1,175	1.52%
Long-term borrowings	103,865	620	2.39%	108,234	645	2.41%	122,053	685	2.25%
Total borrowed funds	344,459	1,853	2.16%	352,988	1,818	2.09%	432,876	1,860	1.72%
Total interest-bearing liabilities	2,967,385	7,572	1.02%	2,799,117	6,662	0.96%	2,780,913	4,961	0.71%

Non-interest-bearing deposits	654,468			613,924			585,800
Other liabilities	52,934			48,384			41,368
Total liabilities	3,674,787			3,461,425			3,408,081
Stockholders’ equity	564,992			524,196			489,876
Total liabilities and stockholders' equity	$4,239,779			$3,985,621			$3,897,957

Net interest income/spread (b)		$36,316	3.54%		$34,114	3.59%		$33,033	3.60%
Net interest margin (b)			3.77%			3.80%			3.74%

	Six Months Ended
	June 30, 2019			June 30, 2018
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$22,145	$439	4.00%	$11,052	$106	1.93%
Investment securities (a)(b)	928,707	13,456	2.90%	881,690	13,173	2.99%
Loans (b)(c):
Commercial real estate, construction	127,988	3,387	5.26%	118,396	2,771	4.66%
Commercial real estate, other	820,163	21,918	5.32%	803,085	19,558	4.84%
Commercial and industrial	589,249	15,762	5.32%	491,643	11,787	4.77%
Residential real estate (d)	625,236	14,845	4.75%	546,558	12,058	4.41%
Home equity lines of credit	131,746	3,866	5.92%	120,360	2,972	4.98%
Consumer, indirect	411,489	8,343	4.09%	351,581	6,628	3.80%
Consumer, other	76,969	2,648	6.94%	70,633	2,392	6.83%
Total loans	2,782,840	70,769	5.07%	2,502,256	58,166	4.64%
Allowance for loan losses	(20,861)			(18,878)
Net loans	2,761,979			2,483,378
Total earning assets	3,712,831	84,664	4.55%	3,376,120	71,445	4.23%

Intangible assets	173,442			152,943
Other assets	227,130			219,268
Total assets	$4,113,403			$3,748,331

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$498,115	$201	0.08%	$465,091	$133	0.06%
Governmental deposit accounts	314,666	1,405	0.90%	302,286	490	0.33%
Interest-bearing demand accounts	586,577	478	0.16%	574,465	423	0.15%
Money market deposit accounts	404,868	1,185	0.59%	380,834	549	0.29%
Retail certificates of deposit	437,476	3,496	1.61%	366,923	2,007	1.10%
Brokered certificates of deposit	293,313	3,798	2.61%	172,101	1,712	2.01%
Total interest-bearing deposits	2,535,015	10,563	0.84%	2,261,700	5,314	0.47%
Short-term borrowings	242,663	2,406	2.00%	278,829	2,143	1.55%
Long-term borrowings	106,037	1,265	2.40%	124,067	1,371	2.22%
Total borrowed funds	348,700	3,671	2.12%	402,896	3,514	1.75%
Total interest-bearing liabilities	2,883,715	14,234	0.99%	2,664,596	8,828	0.67%

Non-interest-bearing deposits	634,308			569,711
Other liabilities	50,674			41,872
Total liabilities	3,568,697			3,276,179

Stockholders’ equity	544,706			472,152
Total liabilities and equity	$4,113,403			$3,748,331

Net interest income/spread (b)		$70,430	3.56%		$62,617	3.56%
Net interest margin (b)			3.78%			3.70%
(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c) Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d) Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Core non-interest expense:
Total non-interest expense	$38,876	$31,860	$35,971	$70,736	$64,192
Less: acquisition-related expenses	6,770	253	6,056	7,023	6,205
Core non-interest expense	$32,106	$31,607	$29,915	$63,713	$57,987

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Efficiency ratio:
Total non-interest expense	$38,876	$31,860	$35,971	$70,736	$64,192
Less: amortization of intangible assets	824	694	861	1,518	1,615
Adjusted non-interest expense	$38,052	$31,166	$35,110	$69,218	$62,577

Total non-interest income	$15,289	$15,429	$13,255	$30,718	$28,224
Less: net (loss) gain on investment securities	(57)	30	(147)	(27)	(146)
Less: net loss on asset disposals and other transactions	(293)	(182)	(405)	(475)	(331)
Total non-interest income, excluding net gains and losses	$15,639	$15,581	$13,807	$31,220	$28,701

Net interest income	$36,049	$33,914	$32,808	$69,963	$62,167
Add: fully tax-equivalent adjustment (a)	267	200	225	467	450
Net interest income on a fully tax-equivalent basis	$36,316	$34,114	$33,033	$70,430	$62,617

Adjusted revenue	$51,955	$49,695	$46,840	$101,650	$91,318

Efficiency ratio	73.24%	62.71%	74.96%	68.09%	68.53%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$32,106	$31,607	$29,915	$63,713	$57,987
Less: amortization of intangible assets	824	694	861	1,518	1,615
Adjusted core non-interest expense	$31,282	$30,913	$29,054	$62,195	$56,372

Adjusted revenue	$51,955	$49,695	$46,840	$101,650	$91,318

Efficiency ratio adjusted for non-core items	60.21%	62.21%	62.03%	61.19%	61.73%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018

Tangible equity:
Total stockholders' equity	$579,022	$535,121	$520,140	$504,290	$499,339
Less: goodwill and other intangible assets	188,038	161,242	162,085	163,401	163,953
Tangible equity	$390,984	$373,879	$358,055	$340,889	$335,386

Tangible assets:
Total assets	$4,276,376	$4,017,119	$3,991,454	$4,003,089	$3,972,091
Less: goodwill and other intangible assets	188,038	161,242	162,085	163,401	163,953
Tangible assets	$4,088,338	$3,855,877	$3,829,369	$3,839,688	$3,808,138

Tangible book value per common share:
Tangible equity	$390,984	$373,879	$358,055	$340,889	$335,386
Common shares outstanding	20,696,041	19,681,692	19,565,029	19,550,014	19,528,952

Tangible book value per common share	$18.89	$19.00	$18.30	$17.44	$17.17

Tangible equity to tangible assets ratio:
Tangible equity	$390,984	$373,879	$358,055	$340,889	$335,386
Tangible assets	$4,088,338	$3,855,877	$3,829,369	$3,839,688	$3,808,138

Tangible equity to tangible assets	9.56%	9.70%	9.35%	8.88%	8.81%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Pre-provision net revenue:
Income before income taxes	$11,836	$17,746	$8,904	$29,582	$23,028
Add: provision for loan losses	626	—	1,188	363	3,171
Add: loss on debt extinguishment	—	—	13	—	13
Add: net loss on OREO	24	25	—	49	—
Add: net loss on investment securities	57	—	147	27	146
Add: net loss on other assets	274	157	330	431	251
Add: net loss on other transactions	—	—	76	—	76
Less: recovery of loan losses	—	263	—	—	—
Less: net gain on OREO	—	—	14	—	9
Less: net gain on investment securities	—	30	—	—	—
Less: net gain on other transactions	5	—	—	5	—
Pre-provision net revenue	$12,812	$17,635	$10,644	$30,447	$26,676
Total average assets	$4,239,779	$3,985,621	$3,897,957	$4,113,403	$3,748,331

Pre-provision net revenue to total average assets (annualized)	1.21%	1.79%	1.10%	1.49%	1.44%

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Annualized net income adjusted for non-core items:
Net income	$9,598	$14,369	$7,892	$23,967	$19,633
Add: net loss on investment securities	57	—	147	27	146
Less: tax effect of loss on investment securities (a)	12	—	31	6	31
Less: net gain on investment securities	—	30	—	—	—
Less: tax effect of net gain on investment securities(a)	—	6	—	—	—
Add: net loss on asset disposals and other transactions	293	182	405	475	331
Less: tax effect of net loss on asset disposals and other transactions (a)	62	38	85	100	70
Add: acquisition-related expenses	6,770	253	6,056	7,023	6,205
Less: tax effect of acquisition-related expenses (a)	1,422	53	1,272	1,475	1,303
Net income adjusted for non-core items	$15,222	$14,677	$13,112	$29,911	$24,911

Days in the quarter	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$38,497	$58,274	$31,655	$48,331	$39,591
Annualized net income adjusted for non-core items	$61,055	$59,523	$52,592	$60,318	$50,235
Return on average assets:
Annualized net income	$38,497	$58,274	$31,655	$48,331	$39,591
Total average assets	$4,239,779	$3,985,621	$3,897,957	$4,113,403	$3,748,331
Return on average assets	0.91%	1.46%	0.81%	1.17%	1.06%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$61,055	$59,523	$52,592	$60,318	$50,235
Total average assets	$4,239,779	$3,985,621	$3,897,957	$4,113,403	$3,748,331
Return on average assets adjusted for non-core items	1.44%	1.49%	1.35%	1.47%	1.34%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018

Annualized net income excluding amortization of other intangible assets:
Net income	$9,598	$14,369	$7,892	$23,967	$19,633
Add: amortization of other intangible assets	824	694	861	1,518	1,615
Less: tax effect of amortization of other intangible assets (a)	173	146	181	319	339
Net income excluding amortization of other intangible assets	$10,249	$14,917	$8,572	$25,166	$20,909

Days in the period	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$38,497	$58,274	$31,655	$48,331	$39,591
Annualized net income excluding amortization of other intangible assets	$41,109	$60,497	$34,382	$50,749	$42,165

Average tangible equity:
Total average stockholders' equity	$564,992	$524,196	$489,876	$544,706	$472,152
Less: average goodwill and other intangible assets	185,081	161,673	161,600	173,442	152,943
Average tangible equity	$379,911	$362,523	$328,276	$371,264	$319,209

Return on average stockholders' equity ratio:
Annualized net income	$38,497	$58,274	$31,655	$48,331	$39,591
Average stockholders' equity	$564,992	$524,196	$489,876	$544,706	$472,152

Return on average stockholders' equity	6.81%	11.12%	6.46%	8.87%	8.39%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$41,109	$60,497	$34,382	$50,749	$42,165
Average tangible equity	$379,911	$362,523	$328,276	$371,264	$319,209

Return on average tangible equity	10.82%	16.69%	10.47%	13.67%	13.21%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE